EXHIBIT 10.1
LEASE AGREEMENT
965 PRAIRIE CENTER DRIVE
EDEN PRAIRIE, MN
     This Lease is made and entered into as of the Effective Date by and between 965 Partnership LLP, A Minnesota Limited Liability Partnership, as Landlord, and Xata Corporation, a Minnesota corporation, as Tenant.
DEFINITIONS
     Except as otherwise specifically defined in this Lease, the capitalized terms used in this Lease have the meanings ascribed to them on Exhibit 1.
BASIC TERMS
     The following Basic Terms are governed by the particular sections in this Lease pertaining to the following information:

1.	Premises:	The entire building, consisting of approximately 26,791 rentable square feet (the “Building”), and the garage area and all other improvements located at 965 Prairie Center Drive, Eden Prairie, Minnesota 55345. The Premises are depicted on the Floor Plan attached as Exhibit 2 and the site plan of the Property is depicted on the Site Plan attached hereto as Exhibit 2-A.

2.	Term:	86 full calendar months (Section 1.2.1).

3.	Extension Option:	None.

4.	Commencement Date:	The earlier of (a) November 1, 2007 and (b) the date that Tenant commences business operations within the Premises, so long as Landlord delivers the Premises to Tenant by July 9, 2007. If Landlord fails to deliver the Premises to Tenant by July 9, 2007, the Commencement Date shall be postponed one day for each day of delay by Landlord in delivering the Premises after July 9, 2007. Tenant’s obligation to pay Rent shall not start until two months after the Commencement Date.

5.	Basic Rent:

Months	PSF	Annually
1-2	$00.00	$00.00
3-12	$14.00	$375,074.00
13-24	$14.42	$386,326.22
25-36	$14.85	$397,846.35
37-48	$15.30	$409,902.30
49-60	$15.76	$422,226.16
61-72	$16.23	$434,817.93
73-86	$16.72	$447,945.52

6.	Tenant’s Share of Expenses Percentage:	100%

7.	Property Manager/Rent Payment Address:	Bayport Properties

300 South Highway 169 Suite 120 St. Louis Park, MN 55426 Telephone: (952) 548-6202 Fax: (952) 548-6200

8.	Address of Landlord for Notices:	Same as Property Manager/Rent Payment Address

9.	Address of Tenant for Notices:	Xata Corporation Attn: Mark Ties, CFO 965 Prairie Center Drive Eden Prairie, MN 55345 Telephone: (___) _________ Fax: (___) _________

10.	Brokers:	Welsh Companies (Landlord’s Broker). Frauenshuh, Inc. (Tenant’s Broker). (Section 18.11)

11.	Security Deposit:	None
ARTICLE 1
LEASE OF PREMISES AND LEASE TERM
     1.1. Premises. In consideration of the mutual covenants this Lease describes, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, subject to the terms, covenants and conditions set forth in this Lease. The rentable area of the Premises is the rentable area specified in the Basic Terms. Tenant shall have the exclusive right to use the entire Property during the Term and Landlord shall not (other than in connection with Landlord’s maintenance obligations under this Lease) make any changes, improvements or additions on or to the Property, except for normal maintenance and building repairs, without Tenant’s consent, which may be withheld in Tenant’s sole discretion.
     1.2. Term, Delivery and Commencement.
          1.2.1. Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires on the last day of the last calendar month of the Term.
          1.2.2. Tender of Possession. Landlord will use commercially reasonable efforts to tender possession of the Premises to Tenant on or before July 9, 2007, subject to Force Majeure and Tenant Delay. If Landlord is unable to tender possession of the Premises to Tenant on or before November 1, 2007 for any reason, including Force Majuere, Tenant shall have the right to terminate this Lease at any time thereafter by giving written notice to Landlord prior to delivery of the Premises.
          1.2.3. Early Access. Landlord hereby allows Tenant access to the Premises upon lease signing and prior to the Commencement Date. During this early access period, Tenant may complete the Tenant Improvements and install its furniture, fixtures and equipment in the Premises, and Tenant shall comply with and observe all terms and conditions of this Lease (other than Tenant’s obligation to pay Rent). Tenant shall not have exclusive access to, or control of, the Premises during the early access period. Landlord reserves to itself and its agents the right to access and control the Premises during the early access period, so long as such access does not materially or adversely interfere with Tenant’s installation of the Tenant Improvements.
          1.2.4. Termination Option. Tenant has a one time right to terminate this Lease (the “Early Termination Option”) with such termination being effective at any point in time after the last day of the sixty second (62th) month of the Term (the “Early Termination Date”), by giving Landlord at least nine months prior written notice (“Tenant’s Early Termination Notice”), provided that: (1) on or before the Early Termination Date, Tenant has paid Landlord all amounts due and owing under the Lease; and (2) Tenant pays to Landlord within ten days after the delivery of Tenant’s Early Termination Notice, a termination fee equal to the unamortized portion of the Landlord’s leasing costs, equal to be $30.00 per square foot for tenant improvements and $7.50 per square foot for leasing commission charges (i.e. broker fees and costs), based on amortizing such costs with interest thereon at the rate of 8% per annum, and a termination penalty equal to two months’ gross rent. Tenant’s right to exercise this Early Termination Option is conditioned on: (a) there being no uncured Event of Default at the time of exercise of the Early Termination Option or on the Early Termination Date; and (b) Tenant not having subleased or assigned its interest under the Lease (other than to an Affiliate), as of the date of exercise of the Early Termination Option or on the Early Termination Date. If this Early Termination Option is timely exercised, Tenant will deliver possession of the Premises to Landlord on the Early Termination Date in accordance with the terms of this Lease and all other terms will apply as if this Lease had expired according to its terms, including Tenant’s Share of Expenses attributable to periods prior to the Early Termination Date at such time as such obligation is determined. If Tenant fails to timely give notice, Tenant will be deemed to have waived its right to terminate pursuant to this Section. This Early Termination Right is personal to Tenant (and not to any assignee or subtenant, other than an Affiliate) and may not be assigned, it being agreed such right is not appurtenant to the Premises or this Lease; upon a Transfer of the Lease by Tenant (other than to an Affiliate), this Section is null and void.
     1.3. Quiet Enjoyment. Subject to the terms of this Lease, Landlord covenants that if Tenant timely, within all applicable cure periods, (a) pays all Rent and other charges provided for herein, (b) performs all of its obligations provided for herein, and (c) observes all of the other provisions hereof, then Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises, without interruption or disturbance by Landlord, or anyone claiming through or under Landlord.
ARTICLE 2
RENT
     2.1. Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction, except as expressly provided in this Lease, commencing on the Commencement Date and continuing on the first day of each and every calendar month after the Commencement Date during the Term. Tenant will make all Basic Rent payments to Property Manager at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Basic Rent for any partial month within the Term.
     2.2. Additional Rent. Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all payments of estimated Additional Rent in accordance with Article 3 without deduction or offset, except as expressly provided in this Lease, and without Landlord’s previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease that is not estimated under Article 3 within 30 days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as set forth in the preceding sentence, in the same manner as Tenant’s payments of Basic Rent.
     2.3. Delinquent Rental Payments. If Tenant does not pay any installment of Basic Rent or any Additional Rent within 5 Business Days after the date the payment is due, Tenant will pay Landlord an additional amount equal to the greater of (a) interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made, or (b) a late payment charge equal to 5% of the amount of the delinquent payment. Landlord’s right to such compensation for any such delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity. Notwithstanding the foregoing, Tenant shall not be charged any late payment or interest for the first late payment in any twelve month period during the Term, unless Tenant fails to pay any outstanding amount due to Landlord within 5 Business Days following notice from Landlord of the amount due.

     2.4. Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease.
     2.5. Abated Rent. Notwithstanding anything to the contrary, Tenant may occupy the Premises and shall be entitled to the full abatement of Basic Rent and Additional Rent attributable to Tenant’s Share of Expenses for a period commencing on the Commencement Date and terminating two months from such date (the “Abated Rent Period”; such amounts are referred to herein as “Abated Rent”.
ARTICLE 3
PROPERTY TAXES AND OPERATING EXPENSES
     3.1. Payment of Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Expenses due and payable during any calendar year of the Term. Landlord will prorate Tenant’s Share of Expenses due and payable during the calendar year in which the Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.
     3.2. Estimation of Tenant’s Share of Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses, (c) Tenant’s Share of Expenses Percentage and (d) the annual and monthly Additional Rent attributable to Tenant’s Share of Expenses. Landlord estimates that the Additional Rent attributable to Tenant’s Share of Expenses in 2007 will be approximately $9.60 per square foot.
     3.3. Payment of Estimated Tenant’s Share of Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Expenses under Section 3.2 for each calendar year of the Term in equal monthly installments, in advance, on the first day of each month during such calendar year. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.
     3.4. Re-Estimation of Expenses. Landlord may re-estimate Expenses from time to time during the Term, but not more often than once per calendar year. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.
     3.5. Confirmation of Tenant’s Share of Expenses. Within 90 days after the end of each calendar year within the Term, Landlord will determine the actual amount of Expenses and Tenant’s Share of Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts. If Tenant paid less than the actual amount of Tenant’s Share of Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner Section 2.2 describes. If Tenant paid more than the actual amount of Tenant’s Share of Expenses specified in the statement, Landlord, at Landlord’s option, will either (a) refund the excess amount to Tenant within 30 days, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent, provided that during the last year of the Term, Landlord shall refund such excess as provided herein. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this section or release Tenant from any of its obligations hereunder. Tenant acknowledges that, for purposes of accounting for Expenses, Landlord may close a “calendar” year on December 20th of that year; if Landlord actually does so, then Landlord’s determination of the actual amount of Expenses for the following calendar year will include any Expenses attributable to the period of December 21st through December 31st of the previous calendar year.

     3.6. Tenant’s Inspection and Audit Rights. If (i) Tenant is not in default in the performance of any of its obligations under this Lease beyond any applicable cure period, and if (ii) Tenant disputes Landlord’s determination of the actual amount of Expenses or Tenant’s Share of Expenses for any calendar year, and if (iii) Tenant delivers to Landlord written notice of the dispute within 60 days after Landlord’s delivery of the statement of such amount under Section 3.5, then Tenant at Tenant’s sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records), may cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to the disputed amounts. Tenant’s objection to Landlord’s determination of Expenses or Tenant’s Share of Expenses shall be deemed withdrawn unless Tenant completes and delivers the audit to Landlord within 90 days after the date Tenant delivers its dispute notice to Landlord under this section. If the audit shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was greater than the amount this Article 3 obligates Tenant to pay, then, unless Landlord reasonably contests the audit by causing, within 30 days thereafter, a certified public accountant to review the results of Tenant’s audit, Landlord will refund the excess amount to Tenant within 10 days after Landlord receives a copy of the audit report. If the audit shows that the amount Landlord charged Tenant for Tenant’s Share of Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord within 10 days, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Expenses in accordance with Sections 3.3 and 3.4. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account. If the results of any audit by Tenant indicate that there was an overpayment of Expenses by Tenant that exceed 10% of the amount claimed to be due from Tenant in Landlord’s statement, Landlord shall reimburse Tenant for its reasonable costs incurred on account of the audit.
     3.7. INTENTIONALLY DELETED.
     3.8. Landlord’s Right to Contest Property Taxes. Landlord may in its reasonable discretion contest the amount or validity, in whole or in part, of any Property Taxes. Landlord may include in its computation of Property Taxes the reasonable costs and expenses Landlord incurred in connection with any such contest (including but not limited to reasonable attorney’s fees), provided that such contest results in a reduction of Property Taxes and Tenant receives the benefit of such reduction. Tenant may not contest Property Taxes, provided that Landlord agrees to contest Property Taxes upon Tenant’s request. In the event that Tenant requests Landlord to contest Property Taxes and there is no reduction of these amounts, Tenant shall reimburse Landlord for said parties expenses in such contest. Further, any cost savings to Tenant shall be net of Landlords expenses in contesting the Property Taxes.
ARTICLE 4
USE
     4.1. Permitted Use. Tenant may use the Premises only for general office purposes, including without limitation, displaying Tenant’s products, and not for any other purpose. Tenant will not use the Property or knowingly permit the Property to be used in violation of any Laws or in any manner that would (a) cause injury or damage to the Property; (b) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted); or (c) constitute waste or a public or private nuisance. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises. Notwithstanding anything to the contrary in this Lease, Landlord hereby agrees that Tenant may park, display and/or store a Class 8 vehicle in or adjacent to the truck bay in the Building.
     4.2. Acceptance of Premises. Except only as specifically set forth in this Lease (including the last sentence of this Section 4.2), Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord have made any representation or warranty of any kind with respect to the Premises, specifically including but not limited to any representation or warranty of suitability or fitness of the Premises for any particular purpose. Except only as specifically set forth in this Lease (including the last sentence of this Section 4.2), Tenant accepts the Premises in an “AS IS — WHERE IS” condition. Notwithstanding the foregoing, Landlord represents that to Landlord’s actual knowledge the roof of the Building is free of leaks and the existing mechanical systems serving the Premises (HVAC, electrical, lighting, water, plumbing, sewer, sprinkler, fire alarm system) are in good working order. In addition, within thirty (30) days after the mutual execution of this Lease, Landlord shall, at its sole cost, replace all dead grass on the Property, install trees and shrubs and adequately landscape the Property in a manner similar to the landscaping of other office buildings in the area. The foregoing costs incurred by Landlord shall not be passed through as Operating Expenses under this Lease. In addition, Landlord agrees to reseal and re-stripe the parking areas on the Property prior to the Commencement Date, the cost of which shall be Operating Expenses under this Lease.
     4.3. Laws. To the best of Landlords knowledge, the Building complies with all applicable laws and regulations. This Lease is subject and subordinate to all Laws. Landlord agrees to deliver the Premises to Tenant in compliance with all Laws. Landlord represents that it has not received any legal notices providing that the Building is not in compliance with applicable laws. The Building shall be delivered in its current state and is subject to the Tenant Improvement described herein.
     4.4. Signs.
          4.4.1. Signs Generally. Any and all permitted signs shall comply with all Laws, and shall be installed and maintained at Tenant’s sole expense. Landlord may immediately remove at Tenant’s sole cost and expense any sign, advertisement, graphics, or notice that violates this Section 4.4.
          4.4.2. Building Monument Sign. Tenant shall have the exclusive use during the Term to the Building’s existing sign monument (the “Building Monument”). The exact location and details of Tenant’s signage on the Building Monument shall be subject to Landlord’s approval, not to be unreasonably withheld or delayed, and shall be subject to the Laws.
          4.4.3. Building Exterior Sign. Tenant shall have the right to install signage on the exterior of the Building (the “Exterior Building Sign”); provided, however, that (i) the design, materials, size, color and location of the Exterior Building Sign are subject to prior written approval by Landlord, not to be unreasonably withheld, and (ii) the Exterior Building Sign is installed and maintained at all times by Tenant in compliance with the Laws. Tenant shall be solely responsible for all costs and expenses associated with the Exterior Building Sign, including without limitation all design, construction, permitting, installation, and maintenance costs. On or before the end of the Term, Tenant shall at its sole cost and expense remove the Exterior Building Sign and repair the Building affected thereby to the condition the Building was in at the time the Exterior Building Sign was installed.
ARTICLE 5
HAZARDOUS MATERIALS
     5.1. Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Material to be brought upon, kept or used on the Property, in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Laws. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant’s use of the Premises and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility, which Tenant may use so long as Tenant complies with Hazardous Materials Laws). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property, in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

     5.2. Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant, or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within 5 Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation reasonably acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed by Tenant from the Premises. To the extent Tenant is responsible for removing any Hazardous Materials, all such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.
     5.3. Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or the Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.
     5.4. Landlord Indemnification. Landlord shall indemnify, defend and hold harmless the Tenant Parties from and against all damages, costs, losses, expenses (including, but not limited to, reasonable attorneys’ fees and engineering fees) arising from or attributable to the existence of (a) any mold or any Hazardous Materials at the Property prior to the Commencement Date, except to the extent caused by Tenant and (b) any mold or Hazardous Materials disposed, released or otherwise caused by Landlord, provided, however, in case any claim, action, suit or proceeding shall be brought against Tenant and such matter is subject to Landlord’s indemnification as provided above, Tenant shall promptly notify Landlord of the same in time to avoid any prejudice to Landlord and Landlord shall have the right to assume and control the defense thereof with counsel of its own selection, and Landlord shall have the right to control any remediation. To the best of Landlord’s knowledge, Landlord warrants, represents and covenants that as of the execution date of this Lease the Premises do not presently contain any Hazardous Materials and are in substantial compliance with all Hazardous Materials Laws. The obligations of Landlord under this section shall survive the expiration or earlier termination of this Lease.
     5.5. Tenant Indemnification. Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Premises or the Property. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable: (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property; and (d) consultants’ fees, experts’ fees and response costs. The obligations of Tenant under this section shall survive the expiration or earlier termination of this Lease.
ARTICLE 6
SERVICES
     6.1. Landlord’s Obligations. Landlord will provide the following services, the costs of which are Operating Expenses:
          6.1.1. Janitorial Service. Landlord will provide janitorial service in the Premises, in accordance with Landlord’s schedule for the Building, including: (a) cleaning and trash removal; (b) dusting and vacuuming; (c) maintaining towels, tissue and other restroom supplies; (d) periodic interior and exterior window washing and cleaning; (e) periodic waxing of uncarpeted floors; and (f) such other work as is customarily performed in connection with nightly janitorial services in buildings similar in construction, location, use and occupancy to the Building.
          6.1.2. Electrical Energy; Lighting. Landlord will provide electrical energy to the Premises for lighting and for operating office machines for general office use. Said electrical energy will not be sufficient for lighting in excess of 4 watts per square foot installed or for any electrical equipment that singularly consumes more than 1.0 kilowatts per hour at rated capacity or requires a voltage other than 120 volts single phase. Tenant will not use any equipment requiring electrical energy in excess of the above standards without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy and the additional energy costs. Landlord will replace all lighting bulbs, tubes, ballasts and starters within the Premises; with such lighting costs being included in Operating Expenses.
          6.1.3. Heating, Ventilation and Air Conditioning. During the Term, Landlord will provide heating, ventilation and air conditioning to the Premises sufficient to maintain comfortable temperatures in the Premises. All costs for these services shall be part of Additional Rent (Operating Expenses).
          6.1.4. Water. Landlord will provide hot and cold water from standard building outlets for restroom and drinking purposes.
          6.1.5. Elevator Service. Landlord will provide elevator service to be used by Tenant.
     6.2. Tenant’s Obligations. Except for expenses paid by Landlord and added to the Operating Expenses, Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all unique utilities (if any) applicable to the Premises or to Tenant. If applicable, such amounts are not included in Operating Expenses. Except as specifically provided in Sections 6.1, Tenant will also obtain and pay for all other utilities and services Tenant requires with respect to the Premises, including but not limited to utility hook-up and connection charges.
     6.3. Other Provisions Relating to Services. Landlord is not required to provide any heat, air conditioning, electricity or other service in excess of that required by governmental guidelines or other Laws. No interruption in or temporary stoppage of any of the utilities or other services this Article 6 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any such interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages, or entitle Tenant to any abatement of Rent; provided, however, that if any such interruption or temporary stoppage is primarily caused by a negligent act or omission of Landlord and continues for more than 3 consecutive business days, then Rent hereunder shall abate until such interruption or temporary stoppage either ceases or is no longer primarily caused by a negligent act or omission of Landlord.
     6.4. Tenant Devices and Equipment. Tenant will not connect any device or equipment to the Building’s electrical or plumbing systems except through the electrical and water outlets in the Premises that were installed (or otherwise approved in writing) by Landlord. No antenna, satellite dish, or other communications equipment shall be allowed without Landlord’s prior written consent (which consent shall not be unreasonably withheld). In the event Landlord consents to Tenant’s installation of an antenna, satellite dish, or other communications equipment on the Property (including without limitation on the roof of the Building), then Landlord and Tenant shall execute a Communications Equipment License in form reasonably required by Landlord. Tenant acknowledges that the installation of any such communications equipment shall be deemed an “Alteration” subject to the terms and conditions of Article 8 of this Lease.
Notwithstanding the foregoing, Tenant shall have the right to install GPS Antennas on the roof of the Building (the “Supplemental Equipment”), without the execution of a Communications Equipment License. The exterior placement of the Supplemental Equipment shall be in a location mutually agreed to by Landlord and Tenant. The Supplemental Equipment shall be installed, operated and maintained in accordance with the Laws. Tenant shall be responsible for all costs and expenses associated with installing, maintaining, operating, repairing, and insuring the Supplemental Equipment. If required by Landlord, Tenant shall immediately remove the

Supplemental Equipment upon expiration or earlier termination of the Lease, and shall immediately repair all damage caused by such removal. Tenant acknowledges that the installation of the Supplemental Equipment shall be deemed an “Alteration” subject to the terms and conditions of Article 8 of this Lease.
Notwithstanding the foregoing, Tenant shall have the right to install a security system to control access and movement within the Premises (the “Premises Security System”). The plans for the Premises Security System shall be subject to prior written approval by Landlord, not to be unreasonably withheld or delayed. If required by Landlord, Tenant shall immediately remove the Premises Security System upon expiration or earlier termination of the Lease, and shall immediately repair all damage caused by such removal. Tenant shall provide Landlord and lawful authorities with emergency access to the Premises and access for purposes of performing janitorial services, repairs, and maintenance. Tenant acknowledges that the installation of the Premises Security System shall be deemed an “Alteration” subject to the terms and conditions of Article 8 of this Lease.
ARTICLE 7
MAINTENANCE AND REPAIR
     7.1. Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord will repair and maintain the following in good order, condition and repair (including any necessary replacements): (a) all structural elements of the Property, including without limitation, the foundation, exterior walls and roof of the Building; (b) the electrical, mechanical, plumbing, heating and air conditioning systems; (c) all parking areas, sidewalks and driveways located on the Property and (d) the electrical, mechanical, plumbing, heating and air conditioning systems serving the Premises or Property. Except as otherwise provided in this Lease, Landlord’s repair and maintenance costs under subsections (a), (b), and (c) of this Section 7.1 are Operating Expenses.
     7.2. Tenant’s Obligations.
          7.2.1. Maintenance of Premises. Landlord is not required to repair or maintain the Premises or the Property (or to make any Alterations to the Premises or Property), except as otherwise specifically provided in this Lease. Except as specifically set forth in Section 7.1, Tenant is solely responsible for the repair, maintenance, replacement, operation, condition and management of the Premises. Except as specifically set forth in Section 7.1, Tenant at its sole cost and expense will keep and maintain the Premises (including without limitation all non-structural interior portions; lighting systems; interior surfaces of exterior walls; and interior moldings, partitions, glass, doors and ceilings) in good order, condition and repair, reasonable wear and tear and damage from condemnation and insured casualties excepted. Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs in accordance with all Laws. Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Property. Tenant shall release, indemnify, protect and defend Landlord against (with counsel reasonably acceptable to Landlord), and hold Landlord harmless from, any Claims or damages resulting from any penetrations or perforations of the roof or exterior walls of the Building caused or allowed by Tenants (excepting any work performed by Landlord or its agents or employees).
          7.2.2. Alterations Required by Laws. If any governmental authority requires any Alteration to the Building or the Premises solely as a result of Tenant’s particular use of the Premises (as opposed to general office use) or as a result of any Alteration to the Premises made by or on behalf of Tenant, or if Tenant’s particular use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be. If any such Alterations are Structural Alterations, Landlord will make the Structural Alterations; provided, however, that Landlord may require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 8.
ARTICLE 8
CHANGES AND ALTERATIONS
     8.1. Landlord Approval. Tenant will not make any Structural Alterations to the Premises. Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold; provided, however, that Landlord may condition its consent in its reasonable discretion. Notwithstanding the foregoing, Tenant may make Alterations costing less than $10,000 per year without Landlord’s consent, so long as the Alterations are not Structural Alterations. Along with any request for Landlord’s consent, Tenant will deliver to Landlord complete plans and specifications for the Alterations, and will identify any prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, will deliver to Landlord for Landlord’s reasonable approval proof of insurance required by Section 8.2, copies of all necessary permits and licenses, and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord, in Landlord’s reasonable discretion, approves the foregoing deliveries. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a licensed and properly bonded contractor, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, and (e) in full compliance with all of Landlord’s reasonable rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property.
     8.2. Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations, and for any painting, restoring or repairing of the Premises or the Property in connection with the Alterations. Prior to commencing the Alterations, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) builder’s “all risk” insurance in an amount at least equal to the replacement value of the Building (excluding the Land, foundation, grading costs and excavation costs); and (b) evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks, in at least the form, amounts and coverages required of Tenant under Article 10. The insurance policies described in clauses (a) and (b) of this section will name Landlord and Property Manager (and, if requested by Landlord, Landlord’s lender) as additional insureds.
     8.3. Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant will remove any Alterations Tenant constructs in violation of this Article 8 within 10 days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs (including all telephone, computer and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s movable trade fixtures, furniture and equipment) become the property of Landlord upon installation, unless Landlord, by giving written notice to Tenant at the time that Tenant requests Landlord’s consent to such Alterations, requires Tenant to remove the Alterations (provided that in no event shall Tenant have any obligation to remove the Tenant Improvements). Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord.
     8.4. Liens. Tenant will keep the Property free from any mechanics’, materialmens’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing at least 30 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).
     8.5. Indemnification. To the fullest extent allowable under the Laws, Tenant will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.
ARTICLE 9
RIGHTS RESERVED BY LANDLORD
     9.1. Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon reasonable notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and, during the last 9 months of the Term, tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; and (d) exercise and perform Landlord’s rights and obligations under this Lease. Landlord, in the event of any emergency, may enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord reasonably determines that such activities are necessary for properly operating and maintaining the Building, so long as the foregoing do not materially or adversely affect Tenant’s operation of the Premises.
     9.2. Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) change the name of the Building, subject to Tenant’s approval, not to be unreasonably withheld, provided that Tenant may withhold consent if such change would affect Tenant’s building signage or monument signage; (b) designate and reasonably approve all types of signs (other than those expressly permitted under this Lease), window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not responsible for the security of persons or property in the Premises or otherwise on the Property, and Landlord is not and will not be liable in any way whatsoever for any breach of security not solely and directly caused by the willful misconduct or gross negligence of Landlord, its agents or employees.
     9.3. Interference with Tenant’s Business. With respect to any provision of this Lease which entitles or requires Landlord to make improvements, alterations or repairs to the Premises, Landlord agrees that such work shall not materially interfere with Tenant’s use and enjoyment of the Premises. Landlord shall endeavor to perform any such work so as to minimize disruption to Tenant’s business where reasonably possible.
ARTICLE 10
INSURANCE AND LIABILITY
     10.1. Tenant’s Insurance Obligations. Tenant, at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the insurance this Section 10.1 describes.
          10.1.1. Liability Insurance. Tenant shall maintain commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with minimum limits of $1,000,000 each occurrence and $3,000,000 general aggregate. Such insurance must include the following specific coverage provisions or endorsements: (a) broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds by an “Additional Insured — Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; (d) providing Landlord with at least 10 Business Days prior notice of modification, cancellation, non-renewal or expiration; and (e) expressly stating that Tenant’s insurance will be provided on a primary and non-contributory basis. If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a “per location” basis.
          10.1.2. Other Insurance. Tenant shall maintain “all risk” property insurance for Tenant’s personal property and trade fixtures. Tenant shall also maintain such other insurance as may be required by any

Laws (including without limitation any necessary worker’s compensation insurance), or as may reasonably be required by Landlord from time to time.
          10.1.3. Miscellaneous Insurance Provisions. All of Tenant’s insurance will be written by companies rated at least “Best A-VII” and otherwise reasonably satisfactory to Landlord. Tenant will deliver certificates of insurance reasonably satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant) and (b) not later than 10 Business Days prior to the expiration of any current policy or certificate. If Landlord allows Tenant to provide evidence of liability insurance by certificate, then Tenant will deliver an ACORD Form 25 certificate and will attach or cause to be attached to the certificate copies of any endorsements this Section 10.1 requires. Tenant’s insurance must permit releases of liability and provide for waiver of subrogation as provided in Section 10.3. Tenant acknowledges and agrees that Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.
          10.1.4. Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under this Section 10.1 within five days after notice from Landlord, then Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may (but is not obligated to) without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit. In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs obtaining such insurance. Landlord’s exercise of its rights under this section does not relieve Tenant from any default under this Lease.
     10.2. Landlord’s Insurance Obligations. Landlord will (except for the optional coverages and endorsements this Section 10.2 may describe) at all times during the Term maintain the insurance this Section 10.2 describes. All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance are Operating Expenses.
          10.2.1. Property Insurance. Property insurance on the Building in an amount not less than the full insurable replacement cost of the Building insuring against loss or damage by fire and such other risks as are covered by the current ISO Special Form policy. Landlord, at its option, may obtain such additional coverages or endorsements as Landlord deems appropriate or necessary in its sole discretion, including without limitation insurance covering foundation, grading, excavation and debris removal costs; business income and rents insurance; earthquake insurance; terrorism insurance; and flood insurance. Landlord may maintain such insurance in whole or in part under blanket policies. Tenant acknowledges and agrees that Landlord’s property insurance will not cover or be applicable to any property of Tenant within the Premises or otherwise located at the Property.
          10.2.2. Liability Insurance. Commercial general liability insurance against claims for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems appropriate or necessary in its sole discretion. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry.
          10.2.3. Deductible. Tenant acknowledges that Landlord’s insurance may include deductible limits, that such deductible amounts reduce the insurance premiums chargeable as Operating Expenses under the Lease, and that, notwithstanding the waiver set forth in Section 10.3, such deductible amounts shall either (i) be considered Operating Expenses under the Lease, or, (ii) if Tenant (or any person acting at the direction or under the control of Tenant) is the cause of any loss covered by Landlord’s property insurance policy, be considered the sole responsibility of Tenant hereunder to the extent of Tenant’s fault, provided that in no event shall the deductible portion payable by Tenant exceed $5,000.
     10.3. Mutual Waiver of Subrogation. Each party hereby waives any and every right or cause of action for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is actually covered or coverable by valid and collectible fire, extended coverage, “All Risk” or similar policies maintained by such party or required to be maintained by such party under this Lease, subject to the provisions of Section 10.2.3 above and to the extent that such loss or damage is recovered under said insurance policies (or otherwise would have been recovered in the event either party fails to maintain the insurance required to be maintained under this Lease).
     10.4. Liability of Landlord and Tenant.
          10.4.1. The Landlord Parties shall not have any liability to Tenant for any Claims based on or arising out of any cause whatsoever, including without limitation the following: the repair or maintenance of any portion of the Premises (including the Tenant Improvements) or the Property; interruption in the use of the Premises (except as provided in this Lease); any accident or damage resulting from any use or operation by Landlord, Tenant or any other person or entity of the elevators or the heating, cooling, electrical, or plumbing systems serving the Property; termination of this Lease by reason of damage to the Premises or the Building; fire, robbery, theft, vandalism, or any other casualty; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. Any property placed by Tenant in or about the Premises or the Property shall be at the sole risk of Tenant, and Landlord shall not in any manner be responsible therefor. Notwithstanding the foregoing, Landlord shall not be released from liability to Tenant for and to the extent of any injury caused by Landlord’s willful misconduct or gross negligence, nor shall the foregoing release Landlord from its maintenance obligations under this Lease. In no event, however, shall Landlord have any liability to Tenant on account of any claims for the interruption of or loss to Tenant’s business or for any indirect damages or consequential losses, provided that Rent shall abate to the extent that Tenant is not able to use the Premises.
          10.4.2. In addition to Tenant’s other indemnification obligations in this Lease (but subject to Landlord’s insurance obligations in Section 10.2 above), Tenant to the fullest extent allowable under the Laws shall release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from: (a) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease; (b) any misconduct or negligent act or omission of Tenant; (c) any accident, injury, occurrence or damage in, about or to the Premises (except to the extent caused by Landlord, or its agents or employees); and (d) to the extent caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property.
          10.4.3. Landlord hereby indemnifies and agrees to save Tenant harmless from and against any and all claims to the extent directly arising out of the negligence or willful misconduct of Landlord in connection with (a) the possession, use, occupation, management, repair, maintenance or control of the Property, and not resulting from the negligence or willful misconduct of Tenant or (b) any default by Landlord.
          10.4.4. Notwithstanding any provision to the contrary contained herein, Tenant shall look solely to the estate and property of Landlord in and to the Property in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, shall be limited to such estate and property of Landlord in and to the Property. No properties or assets of Landlord other than the estate and property of Landlord in and to the Property and no property owned by any partner of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.
ARTICLE 11
DAMAGE OR DESTRUCTION
     11.1. Tenant’s Notice of Casualty. If the Premises or any part thereof shall be damaged by fire or any other casualty, Tenant shall give immediate written notice thereof to Landlord.

     11.2. Tenantable Within 180 Days. Except as provided in Section 11.4, if a casualty renders the whole or any material part of the Premises untenantable and Landlord determines in its sole but reasonable discretion that it can make the Premises tenantable within 180 days after the date of the casualty, then Landlord will notify Tenant within 20 Business Days after the date of the casualty that Landlord will repair and restore the Building and the Premises as required by Section 11.6. Notwithstanding anything to the contrary contained herein, in the event that such restoration of the Premises is not substantially completed within 180 days from the date of the casualty, and provided that such delay in substantial completion results from a cause other than Tenant Delay, then Tenant shall have the right to terminate this Lease by delivering 30 days’ prior written notice to Landlord. In the event the restoration of the Premises is substantially completed within such 30 day period, such right of termination shall be deemed to be void and without effect.
     11.3. Not Tenantable Within 180 Days. If a casualty renders the whole or any material part of the Premises untenantable and Landlord reasonably determines in its sole discretion that it cannot make the Premises tenantable within 180 days after the date of the casualty, then Landlord will so notify Tenant within 20 Business Days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord’s notice. If Landlord does not terminate this Lease as provided in this section, Tenant may terminate this Lease by notifying Landlord within 30 days after Tenant’s receipt of Landlord’s notice, which termination will be effective 30 days after Landlord’s receipt of Tenant’s notice.
     11.4. Building Substantially Damaged. Notwithstanding Section 11.2, if the Building is damaged or destroyed by casualty (regardless whether the Premises is affected) and either (a) fewer than 9 months remain in the Term (excluding any unexercised Extension Terms), or (b) the damage reduces the value of the improvements on the Property by more than 50% (as determined by Landlord in its sole but reasonable discretion), then, regardless of whether Landlord determines in its reasonable discretion that it can make the Building tenantable within 180 days after the date of the casualty, Landlord, at Landlord’s option, by notifying Tenant within 20 Business Days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.
     11.5. Insufficient Proceeds. Notwithstanding any contrary language in this Article 11, if this Article 11 obligates Landlord to repair damage to the Premises or Building caused by casualty, and if Landlord does not receive sufficient insurance proceeds (excluding any deficiency caused by the amount of any policy deductible) to repair all of the damage, or if the lender under any Mortgage does not release to Landlord sufficient insurance proceeds to repair all of the damage, then Landlord, at Landlord’s option, by notifying Tenant within 45 days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.
     11.6. Landlord’s Repair Obligations. If this Lease is not terminated under Sections 11.3 through 11.5 following a casualty, then Landlord shall repair and restore the Building and any other improvements located on the Property to as near their condition prior to the casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to delays caused by Tenant Delay or Force Majeure). In such case, this Lease shall remain in full force and effect, but Basic Rent and Tenant’s Share of Expenses for the period during which the Premises are untenantable shall abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises). In no event is Landlord obligated to repair or restore any special equipment or improvements installed by Tenant, or any personal property (or other property) of Tenant. Landlord will, if necessary, equitably adjust Tenant’s Share of Expenses Percentage, subject to Section 3.7, to account for any reduction in the rentable area of the Premises or Building resulting from a casualty.
     11.7. Rent Apportionment Upon Termination. If either party terminates this Lease under this Article 11, Landlord will apportion Basic Rent and Tenant’s Share of Expenses on a per diem basis and Tenant will pay the Basic Rent and Tenant’s Share of Expenses to (a) the date of the casualty if the event renders the Premises completely untenantable or (b) if the event does not render the Premises completely untenantable, the effective date of such termination (provided that if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses abates pro rata [based upon the rentable area of the untenantable, portion of the Premises divided by the rentable area of the entire Premises] from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of such termination).

     11.8. Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 11.
ARTICLE 12
CONDEMNATION
     12.1. Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building, or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord in its sole discretion), regardless whether the Premises is affected, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.
     12.2. Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, then this Lease shall automatically terminate as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Expenses Percentage for the same period, subject to Section 3.7, to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.
     12.3. Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Notwithstanding the foregoing, Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for relocation expenses; provided, however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold, including without limitation any award for the unexpired portion of the Term.
     12.4. Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.
ARTICLE 13
TRANSFERS
     13.1. Restriction on Transfers.
          13.1.1. General Prohibition. Except as set forth in Section 13.1.2, Tenant will not cause or suffer a Transfer without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed. If Landlord consents to the Transfer, Landlord may impose on Tenant or the transferee such conditions as Landlord deems appropriate in its sole but reasonable discretion. Tenant’s request for Landlord’s consent to a Transfer must describe in detail the parties, terms and portion of the Premises affected. Tenant will, in connection with requesting Landlord’s consent, provide Landlord with a copy of any and all documents and information regarding the proposed Transfer and the proposed transferee as Landlord reasonably requests. Landlord will notify Tenant of Landlord’s election to consent or withhold consent within 30 days after receiving Tenant’s written request for consent to the Transfer. Tenant acknowledges and agrees that no Transfer, including without limitation a Transfer under Section 13.1.2, will release Tenant from any liability or obligation under this Lease and that Tenant shall remain liable to Landlord after such a Transfer as a principal and not as a surety or guarantor, nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant under any provision of the Lease. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer in excess of the amounts this Lease otherwise requires Tenant to pay. Any attempted Transfer in violation of this Lease is null and void and constitutes a breach of this Lease. Tenant acknowledges and agrees that Landlord’s refusal to consent to a Transfer shall be deemed not to have been unreasonably withheld if (i) the proposed transferee is not of a type and quality consistent with the first-class nature of the Building, (ii) the proposed transferee is a governmental agency or any party by whom any suit or action could be defended on the ground of sovereign immunity, (iii) the proposed transferee does not have the financial capacity and credit worthiness to undertake and perform the obligations of this Lease, or (iv) the space to be assigned or sublet is not capable of being configured to allow appropriate means of ingress and egress. Tenant also acknowledges that one or more existing or future mortgagees of a Mortgage affecting the Property may have the right to approve any Transfer and that if such mortgagee withholds its consent to a Transfer, Landlord shall have the absolute right to withhold its consent to a Transfer.
          13.1.2. Transfers to Affiliates. Provided that Tenant is not in default, beyond any applicable cure period, in the performance of its obligations under this Lease, Tenant may cause a Transfer to an Affiliate if: (a) Tenant notifies Landlord at least 30 days prior to such Transfer; (b) Tenant delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee that are reasonably acceptable to Landlord; and (c) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease.
     13.2. Costs. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord actually incurs in connection with any Transfer, including without limitation reasonable attorneys’ fees and other third-party expenses, regardless whether Landlord consents to the Transfer, so long as such costs do not exceed $5,000.
ARTICLE 14
DEFAULTS; REMEDIES
     14.1. Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease:
          14.1.1. Failure to Pay Rent. Tenant fails to pay as and when due (a) Basic Rent, (b) any installment of Tenant’s Share of Expenses, or (c) any other Additional Rent amount, and such failure continues for 10 days after Landlord notifies Tenant of such failure.
          14.1.2. Failure to Perform. Tenant breaches or fails to perform any of Tenant’s non-monetary obligations under this Lease and the breach or failure continues for a period of 30 days after Landlord notifies Tenant of such breach or failure; provided, however, that if Tenant cannot reasonably cure its breach or failure within said 30 day period, then Tenant’s breach or failure is not an Event of Default if Tenant promptly commences to cure its breach or failure and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed 90 days after the date that Landlord notified Tenant of the breach of failure. Notwithstanding any contrary language in this Section 14.1.2, Tenant is not entitled to any notice or cure period before an uncurable breach of this Lease (or failure) becomes an Event of Default.
          14.1.3. Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant in connection with: (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval requested by Tenant under this Lease.
          14.1.4. INTENTIONALLY DELETED
          14.1.5. Other Defaults. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within 60 days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 30 days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within 30 days. If a court of competent jurisdiction determines that any act described in this section does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.
          14.1.6. Notice Requirements. The notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.
     14.2. Remedies. Upon the occurrence of any Event of Default, Landlord, at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, may exercise any one or more of the following remedies:
          14.2.1. Termination of Tenant’s Possession; Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within 10 days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent paid by Tenant that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease. Landlord may retain any surplus Net Rent remaining at the expiration of the Term.
          14.2.2. Termination of Lease. Terminate this Lease effective on the date Landlord specifies in its termination notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation: (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused to Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including but not limited to any Re-entry Costs; (c) an amount equal to the difference between the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) and the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent); and (d) Tenant’s Share of Expenses to the extent Landlord is not otherwise reimbursed for such Expenses. For purposes of this section, Landlord will utilize the Discount Rate to compute present worth. Nothing in this section shall limit or prejudice Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this section.
          14.2.3. Present Worth of Rent. Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the then present worth, as of the effective date of termination, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the unexpired portion of the Term, less the fair and reasonable rental value of the Premises for the corresponding period. Landlord will utilize the Discount Rate to compute present worth. The fair and reasonable rental value of the Premises shall be determined in good faith by Landlord on the basis of the rents payable under leases entered into by Landlord for comparable space in the Building during the 18-month period immediately preceding Landlord’s election to proceed under this Section 14.2.3; or, if Landlord reasonably determines that no such leases for comparable space have been entered into, then the fair and reasonable rental value shall be otherwise determined by Landlord in good faith. If the Premises or any part thereof are relet by Landlord before any adjudication of Landlord’s claims for damages, then the amount of rent payable to Landlord for such reletting shall be deemed the fair and reasonable rental value of the Premises (or the applicable part thereof) during the term of the reletting.
          14.2.4. Self Help. Perform the obligation on Tenant’s behalf without waiving Landlord’s rights under this Lease at law or in equity, and without releasing Tenant from any obligation under this Lease. Tenant shall pay to Landlord, as Additional Rent, all sums that Landlord pays and all obligations that Landlord incurs on Tenant’s behalf under this section.
          14.2.5. Other Remedies. Any other right or remedy available to Landlord under this Lease, under the Laws, and/or in equity.
     14.3. Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless whether the breach or default constitutes an Event of Default, and regardless whether suit is commenced or judgment is entered. Such loss shall include all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs in investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. Tenant will also indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against all Claims that Landlord or any of the other Landlord Parties incurs if Landlord or any of the other Landlord Parties becomes or is made a party to any claim or action (a) instituted by Tenant (other than claims asserting that Landlord has breached any of its obligations to Tenant under this Lease) or by or against any person holding any interest in the Premises by, under or through Tenant, (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person, or (c) otherwise arising out of or resulting from any act or omission of Tenant or such other person. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including without limitation any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.
     14.4. Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, provided all such action is taken in a lawful manner and is the result of a breach by Tenant of this Lease. INTENTIONALLY DELETED.

     14.5. Landlord’s Default. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 30 days after receiving such notice to cure the default. If Landlord is not reasonably able to cure the default within a 30 day period, Landlord will have an additional reasonable period of time to cure the default (not to exceed 90 days) as long as Landlord promptly commences the cure and thereafter diligently pursues the cure to completion. In no event shall Landlord be liable to Tenant or any other person for consequential, special or punitive damages (including without limitation lost profits). Landlord fails to cure any default within said 90 day period, Tenant may perform the obligations of Landlord under this Lease and deduct all costs incurred by Tenant from the Rent payable under this Lease.
     14.6. No Waiver. Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease. No acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any breach or default by Tenant of Tenant’s performance of its obligations under this Lease constitutes Landlord’s waiver of any such breach or default. Except as specifically set forth in this Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party. One or more waivers by a party to this Lease are not to be construed as a waiver of a subsequent breach of the same covenant, term or condition. No statement on a payment check from a party to this Lease or in a letter accompanying a payment check is binding on the other party. The party receiving the check, with or without notice to the other party, may negotiate such check without being bound to the conditions of any such statement.
ARTICLE 15
CREDITORS; ESTOPPEL CERTIFICATES
     15.1. Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage existing as of the Effective Date. Tenant, within 10 days of Landlord’s demand, will execute and deliver to Landlord (or to any other person Landlord designates) any instruments, releases or other documents reasonably required to confirm the subordination of this Lease as provided in this Section to the lien of any Mortgage so long as such document provides adequate non-disturbance protection in favor of Tenant. Notwithstanding the subordination to any future Mortgage provided for in this section, as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease beyond any applicable grace or cure period this Lease provides Tenant, the holder of the Mortgage shall not by virtue of such subordination under this section be entitled to disturb Tenant’s right of possession of the Premises under this Lease and shall recognize all of Tenant’s rights under this Lease. Landlord shall use commercially reasonable efforts to have all holders of any Mortgages execute and deliver to Tenant and a Subordination, Non-Disturbance and Attornment Agreement, in a form acceptable to the Tenant and the Lender. If Landlord fails to obtain such Subordination, Non-Disturbance and Attornment Agreement(s) within 30 days after the Effective Date of this Lease, Tenant may terminate this Lease by giving written notice to Landlord. Landlord acknowledges and agrees that the lien of any existing or future Mortgage will not cover Tenant’s moveable trade fixtures or personal property located in or on the Premises.
     15.2. Attornment. If the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, then Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as landlord under this Lease so long as Tenant’s possession of the Premises is not disturbed and Tenant’s rights under this Lease are recognized. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest, so long as the provisions of this Article 15 are complied with.
     15.3. Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 15 days after receipt of such notice within which to cure the default. If the default cannot be cured within the additional 15 day period, then the holder will have such additional time as may be necessary to effect the cure (not to exceed 60 days) if, within the 15 day period, the holder has promptly commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).
     15.4. Estoppel Certificates.
          15.4.1. Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form reasonably satisfactory to Landlord certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease; and (f) such other factual statements as Landlord, or any lender, prospective lender, investor or purchaser may reasonably request. Tenant will deliver the properly signed statement to Landlord within 10 days after receipt of Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.
          15.4.2. Failure to Deliver. If Tenant does not timely deliver the properly signed statement referenced in Section 15.4.1 to Landlord, such failure shall constitute an Event of Default under this Lease. Further, if Tenant so fails to timely deliver the properly signed statement, then Landlord and any lender, prospective lender, or purchaser may conclusively presume and rely, except as otherwise represented by Landlord, (i) that the terms and provisions of this Lease have not been changed; (ii) that this Lease has not been canceled or terminated; (iii) that not more than one month’s Rent has been paid in advance; and (iv) that Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from denying the truth of such facts.
ARTICLE 16
TERMINATION OF LEASE
     16.1. Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair (reasonable wear and tear, permitted Alterations, and damage by casualty or condemnation excepted), and will surrender all keys to the Premises to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord otherwise directs. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property. Tenant will at such time remove all of its property from the Premises and, if Landlord required as a condition of its consent, all specified Alterations carried out by Tenant in the Premises. Tenant will promptly repair any damage to the Premises caused by such removal. If Tenant does not surrender the Premises in accordance with this section, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord from and against any Claim resulting from Tenant’s delay in so surrendering the Premises, including, without limitation, any Claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto.
     16.2. Holding Over. If Tenant possesses the Premises after the Term expires (or after this Lease is otherwise terminated) without executing a new lease but with Landlord’s written consent, then Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, except that: (a) for the first 3 months of the hold-over period herein, Tenant shall entitled to remain under the same terms and conditions as provided in the Lease, except that Rent for each month during such 3 month period shall be equal to 125% of the Rent for the month immediately preceding the commencement of the 3 month period herein granted; and (b) for each month of the holdover period herein (and, in the case of the one-time 3 month holdover provided in this Section, then for each month following that 3 month period), the monthly Rent payment will be equal to 150% of the monthly Rent payable for the month immediately preceding the commencement of the applicable holdover period, and either Landlord or Tenant may terminate the month-to-month tenancy at any time upon 30 days prior written notice to the other party. If Tenant possesses the Premises after the Term expires (or is otherwise terminated) without executing a new lease and without Landlord’s written consent, then Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant shall pay to Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to 150% of Tenant’s then-existing Rent (on a daily basis).
ARTICLE 17
ADDITIONAL PROVISIONS
     17.1. Tenant Improvements.
          17.1.1. Tenant’s Improvements. Tenant shall, at its sole cost and expense, complete the tenant improvements specified in the floor plan attached hereto as Exhibit 17.1.1 and made a part hereof, and as shown on the Floor Plans attached hereto as Exhibit 2 and made a part hereof (collectively, the “Tenant Improvements”). The Tenant Improvements shall be considered Alterations, and Tenant shall comply with all requirements for the construction of Alterations contained within Article 8 of this Lease.
          17.1.2. Substantial Completion. Tenant will use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements on or before November 1, 2007.
          17.1.3. Tenant Allowance. The costs of the Tenant Improvements shall be the sole responsibility of Tenant. Notwithstanding the foregoing, however, Landlord shall provide Tenant with an allowance of $806,409.10, calculated at $30.10 per rentable square foot of the Premises (the “Allowance”). Additionally Landlord shall be responsible, at its sole cost, for installing fiber optic lines sufficient for Tenant’s business operations (which costs exceeding $3,000.00 shall be deducted from the Allowance). Landlord shall complete such work on or before the Commencement Date and if Landlord fails to do so, Tenant may complete such work and deduct all costs incurred by Tenant from Rent. Landlord shall be entitled to retain a portion of the Allowance to pay all costs and expenses directly incurred by Landlord for the review of all plans and specifications for the Tenant Improvements, which shall not exceed $2,000 (the “Review Fees”). After deduction of the Review Fees, the remaining portion of the Allowance may be used as follows: upon receipt of paid receipt invoices, lien waivers, and any other information or documentation reasonably requested by Landlord, Landlord shall reimburse Tenant from the Allowance for the Reimbursables. For purposes of this Section 17.1.3, “Reimbursables” shall mean Tenant’s actual costs relating to: (i) construction of the Tenant Improvements; (ii) wiring and cabling of telephone, computer, and voice/data systems; (iii) systems and furniture installation; (iv) architectural and design plans; and (v) permits, licenses, and other fees relative to the construction of the Tenant Improvements. If the cost of the Tenant Improvements exceeds the Allowance, Tenant shall have sole responsibility for the payment of such excess cost. If the cost of the Tenant’s Improvements is less than the Allowance, Tenant shall not be entitled to any payment or credit for such excess amount. To the extent any portion of the Allowance has not been advanced to Tenant by April, 30, 2008, the remaining portion of the Allowance as of said date shall be forfeited to Landlord, and Tenant shall be solely responsible for the costs of any Tenant Improvements on and after said date.
     17.2. Parking Facilities. Neither Tenant, nor any of its employees, agents, or visitors shall use the parking areas for overnight storage of vehicles, except in the enclosed parking garage areas. Tenant acknowledges and agrees that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Property. Landlord will provide, during the Term, free of charge, all surface parking spaces located on the Property (as depicted on Exhibit 2-B) for the exclusive use of Tenant and its employees, agents, and visitors. Landlord shall use commercially reasonable efforts to prevent adjacent property owners and their agents, employees and invitees, from parking in the parking spaces located on the Property.

ARTICLE 18
MISCELLANEOUS PROVISIONS
     18.1. Notices. All Notices must be in writing and must be sent by personal delivery, by nationally-recognized overnight express delivery service, by U.S. registered or certified mail (return receipt requested, postage prepaid), or by electronic “fax” transfer (conditioned on prompt telephone confirmation, with copy to follow by regular mail) to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section. Such notices shall be deemed received (a) as of the date of delivery, if delivered by hand by 4:00 p.m. Central on a Business Day (if hand delivered after said time, any such notice shall be deemed received as of the first Business Day after delivery), (b) as of the next Business Day, if tendered to an overnight express delivery service by the applicable deadline for overnight service, (c) as of the fifth Business Day after mailing, if sent by regular mail, or (d) as of the date of fax transmission, if properly transmitted by fax prior to 12:00 p.m. Central (if transmitted after said time, any such fax transmission shall be deemed received as of the next Business Day).
     18.2. Transfer of Landlord’s Interest. If Landlord Transfers any interest in the Premises for any reason other than collateral security purposes, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferee assumes all of Landlord’s obligation and Landlord delivers to the transferee any funds the transferor holds in which Tenant has an interest. Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership.
     18.3. Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.
     18.4. Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.
     18.5. Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.
     18.6. Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All preliminary and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.
     18.7. Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

     18.8. Survival. All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all of the parties’ release, indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.
     18.9. Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the non-prevailing party.
     18.10. Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth in the Basic Terms) and agrees to release, indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement for the Property.
     18.11. Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State. Any suit arising from or relating to this Lease must be brought in the County; Landlord and Tenant each waive the right to bring suit elsewhere.
     18.12. Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
     18.13. Joint and Several Liability. All parties signing this Lease as Tenant are jointly and severally liable for performing all of Tenant’s obligations under this Lease.
     18.14. Authority. Landlord and Tenant, and each individual signing this Lease on behalf of either Landlord or Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind said party and that this Lease is a duly authorized obligation of said party.
     18.15. Force Majeure. If either party is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of Force Majeure, then such party’s performance of such act is excused for the period of delay caused by Force Majeure, and the period of the performance of any such act will be extended for a period equivalent to such period.
     18.16. No Recording. Tenant will not record this Lease, provided that Tenant may record a Memorandum of this Lease and Landlord agrees to execute any reasonable Memorandum of Lease if requested by Tenant.
     18.17. Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant, without Landlord’s consent (which consent Landlord may grant or withhold in its sole and absolute discretion), will not directly or indirectly disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Building or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence).
     18.18. Financial Disclosure. At the request of Landlord, from time to time during the Term, but no more often than once per year, Tenant shall provide Landlord with any reasonable financial records, including financial statements or federal tax returns of Tenant prepared in accordance with generally accepted accounting principles for the prior two fiscal years of operation of Tenant. Landlord shall retain such financial disclosure in confidence but shall be permitted to provide copies to its mortgagees for the purpose of financing the Building or to prospective purchasers of the Building.
     18.19. Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.
     Landlord and Tenant each caused this Lease to be executed and delivered by its duly authorized representative to be effective as of the Effective Date.

LANDLORD: 965 Partnership LLP
Dated: July 9, 2007	By:	Tom Threlkeld
	Its:	Chief Manager

	By:	/s/ Tom Threlkeld

TENANT: XATA Corporation
	By:	/s/ Mark Ties
		Name:	Mark Ties
		Title:	Chief Financial Officer

EXHIBIT “1” TO LEASE
Definitions
“Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.
“Affiliate” means any person or corporation that, directly or indirectly, controls, is controlled by or is under common control with Tenant. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.
“Alteration” means any change, alteration, addition or improvement to the Premises or Property.
“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.
“Basic Rent” means the basic rent amounts specified in the Basic Terms.
“Basic Terms” means the terms of this Lease identified as the Basic Terms before Article 1 of the Lease.
“Building” means the building(s) now existing on the Land, as identified in the “Premises” section of the Basic Terms.
“Business Days” means any day other than Saturday, Sunday or a legal holiday in the State.
“City” means the City of Eden Prairie.
“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.
“Commencement Date” means the Commencement Date specified in the Basic Terms.
“Condemning Authority” means any person or entity with a statutory or other power of eminent domain.
“County” means the County in which the Property is located in.
“Discount Rate” means 1% per annum plus the prevailing primary credit discount rate established by the Federal Reserve Bank for the district in which the Property is located on advances made to member banks under the Federal Reserve Act.
“Effective Date” means the date Landlord executes this Lease, as indicated on the signature page.
“Event of Default” means the occurrence of any of the events specified in Section 14.1 of the Lease.
“Expenses” means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term.
“Floor Plan” means the floor plan attached to the Lease as Exhibit 2.
“Force Majeure” means acts of God; strikes; lockouts; inability to procure materials (despite commercially reasonable pursuit of such materials); governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond either party’s reasonable control.

“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.
“Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials.
“Land” means the parcel(s) of land on which the Building is located. In the event the Building is part of a designated complex, then “Land” shall also mean all associated parcels of land owned by Landlord, all easements appurtenant thereto, and all access drives serving the complex.
“Landlord” means only the owner or owners of the Property at the time in question.
“Landlord Parties” means Landlord and Property Manager and their respective officers, directors, partners, shareholders, members and employees.
“Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws.
“Lease” means this Lease Agreement, as the same may be amended or modified after the Effective Date.
“Lease Year” means each consecutive 12 month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year is a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following 12 consecutive calendar months.
“Maximum Rate” means interest at a rate equal to the lesser of (a) 10% per annum or (b) the maximum interest rate permitted by law.
“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.
“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).
“Notices” means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.
“Operating Expenses” means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as reasonably determined by Landlord in accordance with generally accepted accounting principles consistently followed. “Operating Expenses” shall include without limitation the following: utility charges (including without limitation electricity, water, sewer, gas, fuel and steam); lighting; window washing; the costs and expenses incurred in connection with the provision of the utilities and services set forth in Section 6.1 (including without limitation the maintenance and repair of the Building systems furnishing such utilities and services); costs and expenses incurred in connection with Landlord’s obligations under Section 7.1 (except as provided herein); Landlord’s costs and expenses for insurance, as specified in Section 10.2; wages payable to persons at the level of manager and below whose duties are connected with maintaining and operating the Property (but only for the portion of such persons’ time allocable to the Property), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called “fringe benefits” paid in connection with such persons (allocated in a manner consistent with such persons’ wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining, repairing and operating the Property; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; all services, supplies, replacements or other expenses for maintaining, repairing and operating the Property; costs of complying with Laws enacted after the Commencement Date; reasonable management fees (not to exceed 5% of gross rents); expenses Landlord incurs in connection with public sidewalks adjacent to the Property, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Property is from time to time subject in connection with operating the Property; and such other expenses as may ordinarily be incurred in connection with maintaining, repairing and operating a property similar to the Property. Notwithstanding anything to the contrary in this Lease, if Landlord makes a capital improvement to the Property that would be deemed a capital expense under generally accepted accounting principles (including without limitation capital improvements associated with repairs and replacements) and such capital improvement is (a) required by Laws enacted after the Commencement Date or (b) is made for the purpose of reducing Operating Expenses, then Landlord may only include in Operating Expenses reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment, so as to amortize the investment over the reasonable useful life of the improvement on a straight line basis, provided that with respect to capital improvements made under subsection (b), such costs may be included only to the extent that such capital improvements result in a net reduction (after amortization) in Operating Expenses. The term “Operating Expenses” does not include:
i.	the cost of repairs, restoration or other work occasioned by fire, windstorm or other insured casualty other than the amount of any commercially reasonable deductible under any insurance policy (regardless whether the deductible is payable by Landlord in connection with a capital expenditure);

ii.	expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new tenants;

iii.	legal expenses incident to Landlord’s enforcement of any lease; interest or principal payments on any mortgage or other indebtedness of Landlord or any rent payable on any ground lease;

iv.	allowance or expense for depreciation or amortization (except as specifically set forth above for the amortization of certain capital improvements);

v.	costs of any repair work performed to the extent Landlord has actually been reimbursed by condemnation proceeds;

vi.	compensation paid to any employee of Landlord or the managing agent of the Building above the grade of building superintendent or manager;

vii.	interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of all or any part of the Property or sale of all or any part of the Property;

viii.	expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty;

ix.	Any ground rent or air space rent incurred for the Property;

x.	any personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building;

xi.	all bad debt loss, reserve for bad debt loss;

xii.	Costs of correcting defects in the design or construction of the Premises, Building (including latent defects in the Premises or Building) or in the equipment thereon, except that conditions resulting from ordinary wear and tear and use shall not be deemed defects;

xiii.	Costs relating to Hazardous Materials, except to the extent caused, installed, disposed of or released by Tenant.
“Premises” means that certain space described in the Basic Terms.
“Property” means, collectively, the Land, Building (including the Premises) and all other improvements on the Land.
“Property Manager” means the property manager specified in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Property.
“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency. The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property and any personal property taxes on personal property used on the Property. The term “Property Taxes” does not include (i) Landlord state or federal income, franchise, estate or inheritance taxes; (ii) gift, transfer or excise taxes; (iii) any special assessments attributable to the initial construction or renovation of the Premises; or (iv) penalties or interest on late payment of Taxes unless caused by Tenant. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year. If any of Tenant’s trade fixtures and other personal property are taxed with the Property, Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent.
“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorney’s fees) and storing such property; (c) reletting, renovating or altering the Premises after an Event of Default; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises after an Event of Default. “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.
“Rent” means, collectively, Basic Rent and Additional Rent.
“Site Plan” means the site plan attached to the Lease as Exhibit 2-A.
“State” means the State in which the Property is located in.
“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.
“Substantial Completion” means (a) the date that the City or other appropriate authority issues a conditional or unconditional Certificate of Occupancy or similar document for the Premises, or (b) if the City or other appropriate authority does not require that a Certificate of Occupancy or other similar document be issued for Tenant’s occupancy of the Premises, the date that Tenant is reasonably able to occupy and use the Premises for its intended purposes.
“Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.
“Tenant” means the tenant identified in the Lease and such tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” means the tenant identified in the Lease and such tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s expressed or implied permission.
“Tenant Parties” means Tenant and its officers, directors, shareholders, partners, members and employees, as applicable.
“Tenant Delays” means any delays caused or contributed to by Tenant.
“Tenant’s Share of Expenses” means the product obtained by multiplying the amount of Expenses for the period in question by the Tenant’s Share of Expenses Percentage.
“Tenant’s Share of Expenses Percentage” means the percentage specified in the Basic Terms.
“Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any renewal term then in effect.
“Transfer” means an assignment, mortgage, pledge, transfer, sublease or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any interest in this Lease or the Premises. The term “Transferee” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant that results or could result in a change of control of Tenant.